                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    Schedule 13G
                                   (Rule 13d-102)

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (Amendment No. 1)*

                                   Visioneer Inc.
--------------------------------------------------------------------------------
                                  (Name of Issuer)

                                    Common Stock
--------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                     92830V104
--------------------------------------------------------------------------------
                                   (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following pages)


                                 Page 1 of 13 Pages

CUSIP NO. 801003 10                    13G                    Page 2 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Partech International Ventures C.V. (formerly Paribas U.S. Partners V.O.F.)

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /  (b)  /X/

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                361,945  shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               0 shares

                         7     SOLE DISPOSITIVE POWER
                               361,945  shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  361,945

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          1.8%

 12     TYPE OF REPORTING PERSON*
                                                          PN


                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 801003 10                    13G                    Page 3 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Parvest U.S. Partners II C.V.

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /  (b)  /X/

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                869,722 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               0 shares

                         7     SOLE DISPOSITIVE POWER
                               869,722 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  869,722

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          4.4%

 12     TYPE OF REPORTING PERSON*
                                                          PN


                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 801003 10                    13G                    Page 4 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        BVI Venture Managers

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /  (b)  /X/

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        British Virgin Islands

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                5,000 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               0 shares

                         7     SOLE DISPOSITIVE POWER
                               5,000 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  5,000

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          0%
 12     TYPE OF REPORTING PERSON*
                                                          CO


                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 801003 10                    13G                    Page 5 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Tradeinvest Limited

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /  (b)  /X/

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        British Virgin Islands

     NUMBER OF           5     SOLE VOTING POWER
      SHARES                   106,667 shares
   BENEFICIALLY
   OWNED BY EACH         6     SHARED VOTING POWER
    REPORTING                  0 shares
      PERSON
       WITH
                         7     SOLE DISPOSITIVE POWER
                               106,667 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  106,667

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          0.5%

 12     TYPE OF REPORTING PERSON*
                                                          CO


                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 801003 10                    13G                    Page 6 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Vincent R. Worms

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /   (b)  /X/

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                55,500 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               1,637,161

                         7     SOLE DISPOSITIVE POWER
                               55,500 shares

                         8     SHARED DISPOSITIVE POWER
                               1,637,161 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  1,692,661

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          8.6%
 12     TYPE OF REPORTING PERSON*
                                                          IN


                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 801003 10                    13G                    Page 7 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Thomas G. McKinley

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /  (b)  /X/
 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                0 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               1,525,494 shares

                         7     SOLE DISPOSITIVE POWER
                               0 shares

                         8     SHARED DISPOSITIVE POWER
                               1,525,494 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  1,525,494

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          7.8%

 12     TYPE OF REPORTING PERSON*
                                                          IN


                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 801003 10                    13G                    Page 8 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        U.S. Growth Fund Partners C.V.

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /  (b)  /X/
 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                281,500 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               0 shares

                         7     SOLE DISPOSITIVE POWER
                               281,500  shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  281,500

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          1.4%

 12     TYPE OF REPORTING PERSON*
                                                          PN


                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 801003 10                    13G                    Page 9 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Multinvest Limited

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /  (b)  /X/

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherlands Antilles

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                5,000 shares
      BENEFICIALLY
      OWNED BY EACH      6     SHARED VOTING POWER
       REPORTING               0 shares
         PERSON
          WITH
                         7     SOLE DISPOSITIVE POWER
                               5,000 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  5,000

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          0%

 12     TYPE OF REPORTING PERSON*
                                                          PN


     *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 801003 10                    13G                   Page 10 of 13 Pages
         ----------

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Double Black Diamond I, LLC (formerly Double Black Diamond L.P.)

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /  (b)  /X/
 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                7,327 shares
      BENEFICIALLY
      OWNED BY EACH      6     SHARED VOTING POWER
       REPORTING               0 shares
         PERSON
          WITH
                         7     SOLE DISPOSITIVE POWER
                               7,327 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                  7,327

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                          0%

 12     TYPE OF REPORTING PERSON*
                                                          PN


                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 13 Pages

               This statement amends the Statement on Schedule 13(G) filed by Partech International Ventures C.V. (formerly Paribas U.S. Partners V.O.F.), Parvest U.S. Partners II C.V., U.S. Growth Fund Partners C.V., Tradeinvest Limited, Multinvest Limited, BVI Venture Managers, Double Black Diamond L.P., Vincent R. Worms and Thomas G. McKinley (collectively, the "Reporting Persons"). Only those Items as to which there has been a change of information are included in this Amendment.

ITEM 4.   OWNERSHIP

          The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

               (a)  AMOUNT BENEFICIALLY OWNED:

                    See Row 9 of cover page for each Reporting Person.

               (b)  PERCENT OF CLASS:

                    See Row 11 of cover page for each Reporting Person.

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                         (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                               See Row 5 of cover page for each Reporting
                               Person.

                         (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                               See Row 6 of cover page for each Reporting
                               Person.

                         (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                               DISPOSITION OF:

                               See Row 7 of cover page for each Reporting
                               Person.

                         (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                               See Row 8 of cover page for each Reporting
                               Person.

                                                             Page 12 of 13 Pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

          The following have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, such securities: Paribas Asset Management, Par V.V.O.F., Madeline U.S. Partners II C.V., Thomas G. McKinley, Madeline Europe Partners
          II C.V., Vincent Worms

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

          N/A

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                             Page 13 of 13 Pages

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998

                                  /s/ Thomas G. McKinley
                                  ----------------------------------------------
                                  Thomas G. McKinley on behalf of Parvest U.S.
                                  Partners II C.V., Partech International
                                  Ventures C.V., U.S. Growth Fund Partners C.V
                                  and Double Black Diamond I, LLC, in his
                                  capacity as a general partner


                                  /s/ Vincent Worms
                                  ----------------------------------------------
                                  Vincent R. Worms on behalf of Parvest U.S.
                                  Partners II C.V., Paribas Internaitonal
                                  Ventures C.V., U.S. Growth Fund Partners C.V., and Double Black Diamond I, LLC, in his capacity as a general and Tradeinvest Limited and Multinvest Limited in his capacity as a Director